Exhibit 23.5



                       Consent of Independent Accountants

We consent to the incorporation by reference in Registration Statement Nos. 33-61787, 33-17071 and 33-52598 of CFX Corporation on Form S-8 and Registration Statement No. 33-54363 of CFX Corporation on Form S-3 of our report (which contains an explanatory paragraph regarding a change in 1994 in the method of accounting for income taxes) dated August 4, 1994 on our audits of the statement of financial condition of Milford Co/operative Bank as of June 30, 1994 and the related statements of operations, changes in stockholders' equity and cash flows for the two years then ended, which report is included in the Current Report on Form 8-K of CFX Corporation dated April 11, 1996.



                              /S/
                              Coopers & Lybrand, L.L.P.


Boston, Massachusetts